Exhibit 10-10

FirstEnergy Solutions Corp.
First Revised Service Agreement No.1
FERC Electric Tariff, Original Volume No.1

REVISED ELECTRIC POWER SUPPLY AGREEMENT

Between FirstEnergy Solutions Corp., Seller

And the FirstEnergy Operating Companies, Buyer

This Revised Electric Power Supply Agreement ("Agreement") effective as of October 1, 2003, is made by and between FirstEnergy Solutions Corp., ("Solutions" or "Seller"), and the following FirstEnergy Operating Companies: The Cleveland Electric Illuminating Company, Ohio Edison Company, Pennsylvania Power Company and The Toledo Edison Company (collectively referred to as "FEOCs" or "Buyer"). Solutions and FEOCs may be identified collectively as "Parties" or individually as a "Party." This Agreement is entered into in connection with the transfer of operating control and ultimately ownership of FEOCs' generation assets to Solutions or its affiliates pursuant to Ohio electric restructuring legislation and the FEOCs' transition plan approved by the Ohio Public Utilities Commission in Case No. 99-1212-EL-ETP, et al. (hereinafter, "Ohio Transition Plan").

WHEREAS, Seller has purchased the electric output of nuclear generating units and a portion of the Mansfield generating units owned or leased by the Buyer, the electric output of all generating facilities owned or operated by its subsidiary, FirstEnergy Generation Corp., and power from unaffiliated companies (collectively referred to as "Generating Resources"); and

WHEREAS, Seller is or will be engaged inter alia, in the business of generating, purchasing, and selling electric power at wholesale and retail; and

WHEREAS, Buyer desires to obtain from Seller sufficient power to satisfy its obligations to customers and third-party suppliers under its Ohio Transition Plan, Pennsylvania law, and other applicable contractual or regulatory requirements, pursuant to the rates, terms and conditions set forth herein.

WHEREAS, Seller and Buyer desire to revise their December 29, 2000 Agreement to effectuate the inclusion of the FirstEnergy Control Area in the Midwest ISO, and to make other clarifying changes.

It is agreed as follows:
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I.  TERM

The sale and purchase of electric power pursuant to this Agreement began on January 1, 2001, and shall remain in effect until December 31, 2005, or such earlier date as terminated by either Party upon at least sixty days written notice to the other Party.

A.	Seller shall make available or cause to be made available to Buyer firm electric Capacity and Energy from the electric Generating Resources sufficient to satisfy Buyer's power supply requirements under the Ohio Transition Plan, Pennsylvania law, and other contractual or regulatory requirements. Seller shall make such firm Capacity and Energy available at the Delivery Points. Seller will also provide all Real Power Losses required by Buyer at and from the Delivery Point. The Capacity, Energy, and Real Power Losses supplied by Seller are collectively referred to as Buyer's "Power Supply Requirements." Electric Capacity and Energy supplied shall be sixty-hertz, three phase alternating current. The Power Supply Requirements will be provided in accordance with Good Utility Practice, and where applicable, the provisions of American Transmission Systems, Incorporated's Open Access Transmission Tariff (OATT), or successor OATT of any entity that assumes ownership or operation of the transmission system of American Transmission Systems, Incorporated.

II.  SALE AND PURCHASE OF CAPACITY AND ENERGY

B.	Buyer will purchase its full Power Supply Requirements from Seller during the term of this Agreement. Buyer will receive and pay for the Power Supply Requirements in accordance with Article IV of this Agreement. Buyer will be responsible for all transmission service at and from the Delivery Points except to the extent provided in Section II.A. Buyer may designate Seller as its agent for the purpose of arranging for transmission service, including settlement and bill payment for such service, necessary to transmit the Buyer's Power Supply Requirements under this Agreement.

III.  SCHEDULING AND SYSTEM PLANNING

A.	On or before November 1 of each year during the term of this Agreement, Buyer will inform Seller of its initial annual Capacity and Energy forecast for the next calendar year. Such initial annual forecast shall include: (a) Buyer's total service area load for the year, by month, (b) the portion of total service area load expected by Buyer to be supplied by third-party suppliers, including any power self-supplied by the Buyer, by month, and (c) the remaining portion of Buyer's total service area load expected to represent Buyer's Power Requirements, by month. Based on Buyer's initial annual forecast, as well as other information that may be communicated between Buyer and Seller as necessary and appropriate for system planning, Seller shall procure the necessary Generation Resources and develop forecasts of Buyer's Power Supply Requirements on a weekly, daily and hourly basis, and shall periodically update such forecasts to reflect current circumstances.

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B.	On or before April 1, Buyer shall update its initial annual forecast for any full month(s) remaining in the calendar year. Seller shall invoice Buyer according to such adjusted Power Supply Requirements, if applicable, in accordance with Section IV.A.

C.	Buyer and Seller acknowledge that Buyer's Power Supply Requirements may vary from the forecasts provided under this Section III. Seller understands that it is responsible for supplying the total Power Supply Requirements, even if the Power Supply Requirements differ from the forecasted levels. Seller shall be entitled to sell Capacity and Energy to which Buyer is entitled, but does not use, to third parties for Seller's own account and at its own risk, and shall have no obligation to account to Buyer or share with Buyer any revenues received by Seller as a result of such sales; provided, however, that nothing in this Section, or in this Agreement as a whole, shall excuse or limit Seller's obligation to provide to Buyer in any period Buyer's total Power Supply Requirements.

D.	At Buyer's request, Seller shall provide its current or near term incremental cost of purchased power from third parties in sufficient detail as is necessary for Buyer to implement and administer its contracts with retail customers. Any purchased power data furnished to Buyer shall be treated as confidential information under Section VII.3 of this Agreement.

IV.	PRICE

Seller shall charge, and Buyer sha1l pay, for Buyer's Power Supply Requirements, as follows:

A.	Capacity Charges

Buyer will pay Seller one twelfth of the Capacity charge set forth in Exhibit A for each kW of annual billing demand. The annual billing demand is the greater of the Buyer's highest forecast peak for the year or Buyer's actual peak at the time of the FirstEnergy Control Area's annual coincident peak, multiplied by a factor of 1.12 to account for reserve requirements. The annual billing demand shall be adjusted for Real Power Losses incurred on the Transmission Provider's System.

B.	Energy Charges

In addition to the Capacity charges specified above, Buyer shall pay Seller the Energy charge per MWh set forth in Exhibit A for all Energy supplied by Seller to Buyer except for Buyer's pro rata share of energy provided under Section IV. C. below. The Energy supplied by Seller includes Real Power Losses. Buyer shall provide Seller aggregated metered sales in sufficient detail for Seller to determine after the fact, the quantity of Energy supplied to Buyer during a billing period. Buyer and Seller will abide by all applicable Code of Conduct provisions in exchanging this data, and such data will be considered Confidential Information under Section VII.3 of this Agreement.

C.	Other Charges

1.	Purchased Power Adjustment.

In addition to the charges specified above, Buyer will pay a monthly charge equal to its pro rata share of the total cost of purchased Power ("Purchased Power") incurred by Seller for delivery to the FirstEnergy Control Area in the previous calendar month. The total cost of purchased Power for a month shall be calculated by adding the total of such amounts delivered to the FirstEnergy Control Area and booked to FERC Account 555 or equivalent accounts maintained by Services. The pro rata share of total cost payable by Buyer shall be determined in accordance with Exhibit A.

2.	Taxes.

If a revenue or per MWH tax is imposed on Capacity, Energy, or Purchased Power sold under this Agreement the Buyer will reimburse the Seller for such taxes.

3.	Capacity Charge True Up.

In the event that the annual billing demand is increased during the course of a calendar year as a result of either an increase in the forecast demand under Section III.B., or a higher actual demand under Section IV.A., any shortfall in the annual capacity charges due Seller shall be included in the December invoice to Buyer. The shortfall amount shall be separately stated on the December invoice and shall be due and payable in accordance with Section IV.D.

D.	Unless otherwise specifically agreed upon by the Parties, the calendar month shall be the standard period for all payments under this Agreement. As soon as practicable after the end of each month, the Seller will render-an invoice to Buyer for the amounts due for Power Supply Requirements for the preceding month. Payment shall be due and payable within ten days of receipt of the invoice or, if such day is not a Business Day, then on the next Business Day. Buyer will make payments by electronic funds transfer, or by other mutually agreeable method(s) to the account designated by Seller. Any amounts not paid by the due date will be deemed delinquent and will accrue interest at the Interest Rate until the date of payment in full.

E.	Each Party shall keep complete and accurate records of its operations under this Agreement and shall maintain such data as may be necessary to determine the reasonableness and accuracy of all relevant data, estimates, or invoices submitted by or to it hereunder. All records regarding this Agreement shall be maintained for a period of two years from the date of the invoice or payment, or such longer period as may be required by law.

F.	Buyer shall have the right, at its own expense and during normal business hours, to audit the accounts and records of Seller that reasonably relate to the provision of service under this Agreement. If the audit reveals an inaccuracy in an invoice, the necessary adjustment in such invoice and the payments therefor will be promptly made. No adjustment will be made for any invoice or payment made more than two years from rendition thereof. This provision shall survive the termination of this Agreement for a period of two years from the date of termination for the purpose of such invoice and payment objections. To the extent that audited information includes Confidential Information, the Buyer shall keep all such information confidential under Section VII.3.

G.	Nothing contained herein shall be construed as affecting in any way the right of the Party furnishing service under this Agreement to unilaterally make application to the Federal Energy Regulatory Commission for a change in rates under Section 205 of the Federal Power Act and pursuant to the Commission's Rules and Regulations thereunder.

V.	METERING

Generation metering shall be installed, operated and maintained in accordance with the applicable interconnection agreement between the generator and Transmission Provider. Metering between control areas shall be handled in accordance with the applicable Open Access Transmission Tariff. Retail metering shall be provided in accordance with applicable state law. Nothing in this Agreement requires Seller or Buyer to install new metering facilities.

VI.	NOTICES

All notices, requests, statements or payments shall be made as specified below. Notices required to be in writing shall be delivered by letter, facsimile or other documentary form. Notice by facsimile or hand delivery shall be deemed to have been received by the close of the Business Day on which it was transmitted or hand delivered (unless transmitted or hand delivered after close in which case it shall be deemed received at the close of the next Business day). Notice by overnight mail or courier shall be deemed to have been received two Business Days after it was sent. A Party may change its addresses by providing notice of same in accordance herewith.

NOTICES & CORRESPONDENCE:

To Seller:	FirstEnergy solutions Corp.	To Buyer:	FirstEnergy Operating Companies
	Vice President-Commodity Supply		Senior Vice President
	395 Ghent Road		76 South Main Street
	Akron, Ohio 44333		Akron, Ohio 44308

INVOICES & PAYMENTS:

To Seller:	FirstEnergy Solutions Corp.	To Buyer:	FirstEnergy Operating Companies
	Manager, Power Commodity		Manager, Rates and Contracts
	Accounting		Administration
	395 Ghent Road		76 South Main Street
	Akron, Ohio 44333		Akron, Ohio 44308

SCHEDULING:

To Seller:	FirstEnergy Solutions Corp.	To Buyer:	FirstEnergy Operating Companies
	Manager, Electric Logistics		Manager, Rates and Contracts
	395 Ghent Road		Administration
	Akron, Ohio 44333		76 South Main Street
Akron, Ohio 44308

VII.	MISCELLANEOUS

7.1	Performance Excused.

If either Party is rendered unable by an event of Force Majeure to carry out, in whole or part, its obligations hereunder, then, during the pendency of such Force Majeure, but for no longer period, the Party affected by the event (other than the obligation to make payments then due or becoming due with respect to performance which occurred prior to the event) shall be relieved of its obligations insofar as they are affected by Force Majeure. The Party affected by an event of Force Majeure shall provide the other Party with written notice setting forth the full details thereof as soon as practicable after the occurrence of such event and shall take all reasonable measures to mitigate or minimize the effects of such event of Force Majeure; provided, however, that this provision shall not require Seller to deliver, or Buyer to receive, Power at Delivery Points other than those Delivery Points designated under this Agreement.
Force Majeure shall be defined as any cause beyond the reasonable control of, and not the result of negligence or the lack of diligence of, the Party claiming Force Majeure or its contractors or suppliers. It includes, without limitation, earthquake, storm, lightning, flood, backwater caused by flood, fire, explosion, act of the public enemy, epidemic, accident, failure of facilities, equipment or fuel supply, acts of God, war, riot, civil disturbances, strike, labor disturbances, labor or material shortage, national emergency, restraint by court order or other public authority or governmental agency, interruption of synchronous operation, or other similar or dissimilar causes beyond the control of the Party affected, which causes such Party could not have avoided by exercising good, electric operating practice. Nothing contained herein shall be construed to require a Party to settle any strike, lockout, work stoppage, or other industrial disturbance or dispute in which it may be involved or to take an appeal from any judicial, regulatory or administrative action.

7.2	Transfer of Title and Indemnification

Title and risk of loss related to the Power Supply Requirements shall transfer to the Buyer at the Delivery Points. Seller warrants that it will deliver the Power Supply Requirements to Buyer free and clear of all liens, security interests, claims and encumbrances or any interest therein or thereto by any person arising prior to the Delivery Points. Each Party shall indemnify, defend an hold harmless the other Party from and against any claims arising from or out of any event, circumstance, act or incident first occurring or existing during the period when control and title to the Power Supply Requirements is vested in the other Party.

7.3	Confidentiality

Neither Party shall disclose to third parties Confidential Information obtained from the other Party pursuant to this Agreement except in order to comply with any applicable law, regulation, or any exchange, control area, or independent system operator rule, or in connection with any court or regulatory proceeding. Provided, however, that each Party shall to the extent practicable use reasonable efforts to prevent or limit the disclosure required to be provided to third parties.

7.4	Further Assurances.

Subject to the terms and conditions of this Agreement, each of the Parties hereto will use reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and effective the transactions contemplated hereby.

7.5	Amendment.

This Agreement may be amended only by a written agreement signed by the Parties.

7.6	Assignment.

Unless mutually agreed to by the Parties, no assignment, pledge, or transfer of this Agreement shall be made by any Party without the prior written consent of the other Party, which shall not be unreasonably withheld, provided, however, that no prior written consent shall be required for (i) the assignment, pledge or other transfer to another company or affiliate in the same holding company system as the assignor, pledgor or transferor, or (ii) the transfer, incident to a merger or consolidation with, or transfer of all (or substantially all) of the assets of the transferor, to another person or business entity; provided, however, that such assignee, pledgee, transferee or acquirer of such assets or the person with which it merges or into which it consolidates assumes in writing all of the obligations of such Party hereunder and provided, further, that either Party may, without the consent of the other Party (and without relieving itself from liability hereunder), transfer, sell, pledge, encumber or assign such Party's rights to the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangements.

7.7	Governing Law.

The interpretation and performance of this Agreement shall be according to and controlled by the laws of the State of Ohio regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

7.8	Counterparts.

This Agreement may be executed in two or more counterparts and each such counterpart shall constitute one and the same instrument.

7.9	Waiver.

No waiver by a Party of any default by the other Party shall be construed as a waiver of any other default. Any waiver shall be effective only for the particular event for which it is issued and shall not be deemed a waiver with respect to any subsequent performance, default or matter.

7.10	No Third Party Beneficiaries.

This Agreement shall not impart any rights enforceable by any third party (other than a permitted successor or assignee bound to this Agreement).

7.11	Severability.

Any provision declared or rendered unlawful by any applicable court of law or regulatory agency or deemed unlawful because of a statutory change will not otherwise affect the remaining lawful obligations that arise under this Agreement.

7.12	Construction.

The term "including" when used in this Agreement shall be by way of example only and shall not be considered in any way to be a limitation. The headings used herein are for convenience and reference purposes only.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Revised Electric Power Supply Agreement on their behalf as of August 27, 2003.

FirstEnergy Solutions Corp.	The Cleveland Electric Illuminating Company Ohio Edison Company The Toledo Edison Company
/s/ R. H. Marsh	/s/ E. T. Carey

R. H. Marsh Senior V.P.	E. T. Carey Senior V.P.

Pennsylvania Power Company
/s/ E. T. Carey

E. T. Carey Senior V.P.

Exhibit A
1. Capacity Charges

	2001	2002	2003	2004	2005

Annual price per kW	28.77	31.15	31.41	34.04	32.78

2. Energy Charges

	2001	2002	2003	2004	2005

$/MWH	23.62	22.94	25.13	25.82	25.42

3. Purchased Power Adjustment

The monthly purchased power adjustment shall be equal to:

Buyer’s Power Supply Requirements (MWH)		Sum of Purchased Power in dollars
	X	Delivered to the Control Area
Seller’s Total Supply Delivered to Control Area
(MWH)

4. Taxes

 Will be applied on a per MWH basis if applicable.

Exhibit B
 DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the terms listed below are defined as follows:

Affiliate means, with respect to any person, any other person (other than an individual) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person. For purposes of the foregoing definition, A control means the direct or indirect ownership of more than fifty percent (50%) of the outstanding capital stock or other equity interests having ordinary voting power or ability to direct the affairs of the affiliate.

American Transmission Systems, Incorporated or ATSI means the wholly owned subsidiary of FirstEnergy Corp. that owns, operates, or controls facilities used for the transmission of Energy within the FirstEnergy Control Area.

Business Day means any day on which Federal Reserve member banks in New York City are open for business.

Capacity means the resource that produces electric Energy, measured in megawatts.

Delivery Point means, where Capacity and Energy are supplied from generating facilities owned or controlled by the Seller within the FirstEnergy Control Area, the point of interconnection between the generating facility and the transmission facilities of American Transmission Systems, Incorporated. Delivery Point means, where Capacity and Energy are supplied from generating resources outside of the FirstEnergy Control Area, the interface between the facilities of the adjacent control area and the facilities of American Transmission Systems, Inc.

Energy means electric energy delivered under this Agreement at three-phase, 60-hertz alternating current measured in megawatt hours.

FERC means The Federal Energy Regulatory Commission or its regulatory successor.

FirstEnergy Control Area means the electric power system owned or controlled by affiliates of FirstEnergy Corp. to which a common automatic generation control scheme is applied in order to:

1) match, at all times, the power output of the generators within the electric power system, and Capacity and Energy purchased from entities outside the electric power system, with the load within the electric power system;

2) maintain scheduled interchange with other control areas within the limits of Good Utility Practice;

   3)   maintain the frequency of the electric power system within reasonable limits in accordance with Good Utility Practice; and

   4)   provide sufficient generating capacity to maintain operating reserves in accordance with Good Utility Practice.

            Force Majeure has the meaning given in Section 7.1.

Good Utility Practice means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts, generally accepted in the region and consistently adhered to by utilities in the region.

Interest Rate means the lesser of Prime Rate plus two percent and the maximum lawful rate permitted by applicable law.

NERC means The North American Electric Reliability Council.

Power means Capacity and/or Energy.

Prime Rate means for any date, the per annum rate of interest announced from time to time by Citibank, N.A., as its prime rate for commercial loans, effective for such date as established from time to time by such bank.

Real Power Losses means Capacity and Energy supplied to compensate for losses that occur when Power is delivered over transmission and distribution facilities.

Taxes means all ad valorem, property, occupation, utility, gross receipts, sales, use, excise and other taxes, governmental charges, licenses, permits and assessments, other than taxes based on net income or net worth.

Transmission Provider means the utility, regional transmission organization, or utilities, including ATSI, transmitting Power on behalf of Buyer to or from the Delivery Point(s) under this Agreement.

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FEDERAL ENERGY REGULATORY COMMISSION
WASHINGTON, D.C. 20426

September 25,2003

To:	FirstEnergy Solutions Corp. Docket No. ER03-1256-000

Re:	Revised power sales agreement (Agreement) with FirstEnergy Operating Companies

Pursuant to authority delegated to the Director, Division of Tariffs and Markets Development - Central, under 18 C.F.R. 375.307, your Agreement is accepted for filing to become effective October 1, 2003. The proposed filing revises the original power sales agreement to reflect ministerial changes and to clarify existing billing practices.

Under 18 C.F.R. 385.210, interventions are timely if made within the time prescribed by the Secretary. Under 18 C.F.R. 385.214, the filing of a timely motion to intervene makes the movant a party to the proceeding, if no answer in opposition is filed within fifteen days. The filing of a timely notice of intervention makes a State Commission a party to the proceeding.

This action does not constitute approval of any service, rate, charge, classification, or any rule, regulation, contract, or practice affecting such rate or service provided for in the filed documents; nor shall such action be deemed as recognition of any claimed contractual right or obligation affecting or relating to such service or rate; and such action is without prejudice to any findings or orders which have been or may hereafter be made by the Commission in any proceeding now pending or hereafter instituted by or against any of the applicant(s).

This order constitutes final agency action. Requests for rehearing by the Commission may be filed within 30 days of the date of issuance of this order, pursuant to 18 C.F.R. 385.713.

Sincerely,

Michael C. McLaughlin, Director
Division of Tariffs and Market Development - Central